Exhibit 99.1

Press Release

TIDEWATER INC. • Pan-American Life Center • 601 Poydras Street, Suite 1500 • New Orleans, LA 70130 • Telephone (504) 568-1010 • Fax (504) 566-4582

TIDEWATER ANNOUNCES ENTRY INTO

RESTRUCTURING SUPPORT AGREEMENT WITH

CERTAIN LENDERS AND NOTEHOLDERS

NEW ORLEANS, May 12, 2017 – Tidewater Inc. (NYSE: TDW) (“Tidewater” or the “Company”) has entered into a Restructuring Support Agreement (“RSA”) with certain of its lenders under Tidewater’s Fourth Amended and Restated Revolving Credit Agreement, dated as of June 21, 2013 (the “Credit Agreement”) and holders of Tidewater Senior Notes due in 2017, 2018, 2019, 2020, 2021, 2022, 2023 and 2025 (the “Senior Notes”), as applicable (collectively, the “Consenting Creditors”) to effectuate a proposed prepackaged plan of reorganization (the “Prepackaged Plan”) that will substantially deleverage the Company’s balance sheet and better position the Company to weather the extended downturn in the offshore energy industry while maintaining the Company’s position as a worldwide market leader in offshore vessel services.

As contemplated by the RSA, the Company and certain of its subsidiaries expect to file chapter 11 cases in Delaware by May 17, 2017 to implement the Prepackaged Plan. The Prepackaged Plan, described in greater detail below, has the support of the Company’s lenders holding 60% of the outstanding principal amount of loans under the Credit Agreement and holders of 99% of the aggregate outstanding principal amount of Tidewater’s Senior Notes.

The Company’s management has been in discussions with the New York Stock Exchange (“NYSE”) regarding maintaining its current listing through this restructuring process. Although, as previously disclosed, the Company was recently notified by the NYSE that it has fallen below the continued listing standard that requires listed companies to maintain an average closing price per share of at least $1.00 over a consecutive 30 trading-day period, the Company has notified the NYSE of its intent to cure and has until October 18, 2017 to regain compliance with that particular standard. Upon completion of the restructuring, it is expected that Tidewater will remain a publicly-traded company and, subject to the Company’s compliance with all other NYSE listing standards, will continue to have its common stock listed for trading on the NYSE both during and after the restructuring process.

Jeffrey Platt, President and Chief Executive Officer of Tidewater, said, “As we continue to navigate this unprecedented industry downturn, we are pleased that we have reached an agreement which should allow Tidewater to significantly reduce its debt burden and provide sound financial footing for the company’s future. We believe that successful completion of our restructuring will provide the necessary liquidity and operational flexibility for Tidewater to continue to operate at lower levels of activity until offshore drilling activity recovers and more reasonable levels of vessel utilization and day rates are restored. I want to thank our employees and other stakeholders for their continued hard work and dedication as we complete the restructuring process.”

Under the Prepackaged Plan:

•	The lenders under the Credit Agreement, holders of the Senior Notes and certain lessor parties under certain sale/leaseback agreements (the “General Unsecured Creditors”) will receive their pro rata share of:

•	$225 million of cash;

•	Common stock and, if applicable, warrants (the “Jones Act Warrants”, see endnote of the same name for more information) to purchase common stock, representing 95% of the pro forma common equity in reorganized Tidewater (subject to dilution by a management incentive plan and the exercise of warrants issued to existing stockholders under the Prepackaged Plan); and

•	New 8% fixed rate secured notes due in 2022 in the aggregate principal amount of $350 million.

•	Existing shares of Tidewater common stock will be cancelled and existing common stockholders of the Company will receive:

•	common stock representing 5% of the pro forma common equity in reorganized Tidewater (subject to dilution by a management incentive plan and the exercise of warrants issued to existing stockholders under the Prepackaged Plan);

•	Series A Warrants to purchase 7.5% of the pro forma equity in reorganized Tidewater (6 year term, exercise price based on an equity value of the Company of approximately $1.71 billion); and

•	Series B Warrants to purchase 7.5% of the pro forma equity (6 year term, exercise price based on an equity value of the Company of $2.02 billion).

•	The undisputed claims of other unsecured creditors such as customers, employees, and vendors, will be paid in full in the ordinary course of business (except as otherwise agreed among the parties).

The Company’s Norwegian term loan facility, which is guaranteed by the Company and other contemplated debtors, will remain in place during the chapter 11 cases. Pursuant to a forbearance agreement, the lenders under this term loan facility have agreed that they will not enforce, or take action to enforce, any of the rights and remedies otherwise available to them under their term loan facility, subject to certain termination rights.

During the chapter 11 cases, Tidewater plans to reject certain sale-leaseback agreements for leased vessels currently in the company’s fleet, and to limit the resulting rejection damages claims to approximately $131 million. However, counterparties to the sale-leaseback agreements dispute the amount of the rejection damages claims and a final resolution of the amount of such claims will be subject to litigation. As a result, there is no certainty as to the final amount of sale-leaseback rejection damages claims that will be treated pursuant to the Prepackaged Plan.

Equity issued by reorganized Tidewater under the management incentive plan and upon exercise of the warrants issued to existing shareholders will further dilute the equity recovery for the holders of funded debt and sale/leaseback claims, as well as the existing shareholders described above.

Upon the effectuation of the Prepackaged Plan, Tidewater expects that it will eliminate approximately $1.6 billion in principal of outstanding debt. In addition, considering the rejection of certain sale-leaseback agreements discussed above, the Company estimates that interest and operating lease expenses will be reduced by approximately $73 million annually.

All aspects of the Prepackaged Plan remain subject to Bankruptcy Court approval and satisfaction of conditions set forth in the Prepackaged Plan.

The Company expects that it has sufficient liquidity to operate its business while the chapter 11 cases are pending, and does not expect that its ability to serve its customers will be impaired in any way during such time. In addition, the Company anticipates paying its employees and vendors in the ordinary course of business during the chapter 11 cases.

Pursuant to the RSA, the Consenting Creditors have agreed to vote in favor of the Prepackaged Plan. The RSA is subject to customary termination rights upon the occurrence of certain events, including, without limitation, the failure of the Company to commence solicitation or file the Prepackaged Plan with the Bankruptcy Court by specified dates.

Jones Act Warrants

To assure the continuing ability of certain vessels owned by the Company’s subsidiaries to engage in U.S. coastwise trade, the number of shares of the Company’s common stock otherwise issuable to the allowed General Unsecured Creditors may be adjusted to assure that the foreign ownership limitations of the United States Jones Act are not exceeded. The Jones Act requires any corporation that engages in coastwise trade be a U.S. citizen within the meaning of that law, which requires, among other things, that the aggregate ownership of common stock by non-U.S. citizens within the meaning of the Jones Act be not more than 25% of its outstanding common stock. The Prepackaged Plan requires that, at the time Tidewater emerges from bankruptcy, not more than 22% of its common stock be held by non-U.S. citizens. In support thereof, the Prepackaged Plan provides for the issuance of a combination of common stock and the Jones Act Warrants on a pro rata basis to any non-U.S. citizen among the allowed General Unsecured Creditors whose ownership of common stock, when combined with the shares to be issued to current Tidewater stockholders that are non-U.S. citizens, would otherwise cause the 22% threshold to be exceeded. The Jones Act Warrants will not grant the holder thereof any voting or control rights or dividend rights, or contain any negative covenants restricting the operation of Tidewater’s business. Generally, the

Jones Act warrants will be exercisable immediately at a nominal exercise price, subject to Jones Act restrictions that prohibit the exercise of such warrants where such exercise would cause the total number of shares held by non-U.S. citizens to exceed 24%, a limit that will be established in the amended and restated certificate of incorporation of Tidewater. Tidewater will establish, under its charter and through DTC, appropriate measures to assure compliance with these ownership limitations.

Advisors

Weil, Gotshal & Manges LLP is acting as restructuring counsel, Jones Walker LLP is acting as corporate counsel, Lazard Frères & Co. is acting as investment banker, and AlixPartners, LLP is acting as restructuring advisor to the Company in connection with its restructuring efforts. Morgan, Lewis & Bockius LLP is acting as legal counsel and FTI Consulting, Inc., LLC is acting as financial advisor to the Credit Agreement agent. Paul, Weiss, Rifkind, Wharton & Garrison LLP and Blank Rome LLP are acting as legal counsel and Houlihan Lokey Capital, Inc. is acting as financial advisor to the holders of Senior Notes.

Forward-Looking Statements

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that certain statements set forth in this press release provide other than historical information and are forward looking. The actual achievement of any forecasted results, or the unfolding of future economic or business developments in a way anticipated or projected by the Company, involve numerous risks and uncertainties that may cause the Company’s actual performance to be materially different from that stated or implied in the forward-looking statement. Among those risks and uncertainties, many of which are beyond the control of the Company, including, without limitation, if the Company files the Prepackaged Plan with the Court, the ability to confirm and consummate a plan of reorganization in accordance with the terms of the Prepackaged Plan; risks attendant to the bankruptcy process, including the effects thereof on the Company’s business and on the interests of various constituents and the length of time that the Company might be required to operate in bankruptcy; risks associated with third party motions in the bankruptcy cases, which may interfere with the ability to confirm and consummate a plan of reorganization in accordance with the terms of the Prepackaged Plan; potential adverse effects on the Company’s liquidity or results of operations; increased costs to execute the reorganization in accordance with the terms of the Prepackaged Plan; effects on the market price of the Company’s common stock and on the Company’s ability to access the capital markets; volatility in worldwide energy demand and oil and gas prices, and continuing depressed levels of oil and gas prices, without a clear indication of if, or when, prices will recover to a level to support renewed offshore exploration activities; consolidation of our customer base; fleet additions by competitors and industry overcapacity; our views with respect to the need for and timing of the replenishment of our asset base, including through acquisitions or vessel construction; changes in capital spending by customers in the energy industry for offshore exploration, field development and production; loss of a major customer; changing customer demands for vessel specifications, which may make some of our older vessels technologically obsolete for certain customer projects or in certain markets; delays and other problems associated with vessel construction and maintenance; uncertainty of global financial market conditions and difficulty in accessing credit or capital; potential difficulty in meeting financial covenants in material debt or other obligations of the Company or in obtaining covenant relief from lenders or other contract parties; acts of terrorism and piracy; integration of acquired businesses and entry into new lines of business; disagreements with our joint venture partners; significant weather conditions; unsettled political conditions, war, civil unrest and governmental actions, such as expropriation or enforcement of customs or other laws that are not well developed or consistently enforced, or requirements that services provided locally be paid in local currency, in each case especially in higher political risk countries where we operate; foreign currency fluctuations; labor changes proposed by international conventions; increased regulatory burdens and oversight; changes in laws governing the taxation of foreign source income; retention of skilled workers; enforcement of laws related to the environment, labor and foreign corrupt practices; and the resolution of pending legal proceedings. Readers should consider all of these risk factors as well as other information contained in this press release.

For a more complete description of the terms and conditions of the RSA, we refer you to the Form 8-K that Tidewater expects to file with the SEC today, a copy of which will be both posted on the Company’s website and available at http://dm.epiq11.com/tidewater, and to the Company’s restructuring information line 844-843-0204 (toll-free) or 503-597-5543 (international calls).

Tidewater is the leading provider of Offshore Service Vessels (OSVs) to the global energy industry.

INVESTOR CONTACT: Tidewater Inc.

Quinn P. Fanning, Executive Vice President and Chief Financial Officer

713-470-5300

Joe Bennett, Executive Vice President and Chief Investor Relations Officer

504-566-4506

MEDIA CONTACT: Jennifer E. Mercer

Epiq Strategic Communications for Tidewater

310-712-6215

SOURCE: Tidewater Inc.